EXHIBIT 15

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

Cintech Solutions, Inc. (Debtor-In-Possession):

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed interim financial information of Cintech Solutions, Inc. for the periods ended March 31, 2003 and 2002, as indicated in our report dated June 30, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, is incorporated by reference in Registration Statement Nos. 33-95366 and 333-94661 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

“/s/ Deloitte & Touche LLP”

Cincinnati, Ohio

July 24, 2003